Exhibit 10.1

Watson Wyatt Worldwide, Inc.

2008 Long-Term Incentive Program for Selected Associates

Summary

The Long-Term Incentive Program for Selected Associates (the Program) is a long-term stock bonus program for key associates designed to meet specific retention needs in certain parts of Watson Wyatt & Company, Watson Wyatt Limited and their Affiliates (collectively, the “Company”).  Incentives are provided through grants of deferred stock units tied to a 3-year performance period with vesting contingent upon meeting certain Company goal thresholds.  This incentive program does not replace the Fiscal Year End Bonus (FYEB) program.

Eligibility

Associates of the Company will be eligible for nomination to participate in the Program.  Eligible participants will be nominated and approved by the Compensation Committee of the Board (the Committee).  Generally, associates eligible for nomination will be associates who are critical to the long-term success of the Company and whom the Company seeks to retain due to various factors, including but not limited to their ability to win major new projects or clients, their ability to build strong and profitable relationships with our most important clients, their exceptional technical competence and thought leadership, or their critical role in the management of the Company.  A list of participants nominated and approved by the Committee for the performance period beginning January 1, 2008 and ending December 31, 2010 is attached hereto as Attachment 1.

Performance Period

The performance period is a 3-year period that begins on January 1, 20xx and ends on December 31, 20xx+3.  For example, the performance period that began on January 1, 2008 will end on December 31, 2010.  Baseline metrics are established at the beginning of the performance period (except that metrics for the first performance period may be established after January 1, 2008).  At the end of the performance period, performance metrics will then be measured.  The Company will follow its standard process for financial reporting in conjunction with the close of the calendar year (i.e., following the second quarter of the fiscal year).  Once Company financial results are finalized and the Company has filed its second quarter 10-Q (February following end of the calendar year) the final performance metric results for the most recent performance period can be determined.  The Chief Financial Officer will certify the final performance metric results to the Committee, which will then determine the earnout for the performance period.

Grants

Grants of stock (performance shares) are made under the 2001 Deferred Stock Unit Plan for Selected Employees.  Grants are determined using base salary at the start of the performance period as the starting point.  A multiplier, which varies by participation tier, is then applied to that value to determine the cash value of the performance shares.  The cash value is then converted to a number of shares of stock based on the stock market closing price on the last day of the first quarter of the performance period (i.e., March 31).  For calculation purposes, salary information will be based on what is in effect as of January 1 of the first calendar year of the performance period.

All performance share grants will be made by the Committee as of April 1 of the first year of the performance period.  Final grant amounts will generally be determined by the method outlined here.  However, the Committee, at its discretion, may adjust final grant amounts.

Vesting

The performance shares will vest 3 years from the first day of the performance period based on the achievement of certain performance metrics and subject to the participant’s continued employment on the vesting date unless waived in accordance with the Termination Provisions herein.  Company performance goals are established by the Committee at the beginning of each performance period.  At the conclusion of each performance period, Company performance metrics are measured against goals over the same period to determine the percentage of the grant to be awarded.  The actual award is determined by an earnout schedule which defines performance level ranges and associated earnout of grants.  Vested shares are distributed to participants in March following the end of the performance period and the filing of the 10-Q for the second quarter of the fiscal year.  A participant must be an active employee of the Company on the payment date in order to be eligible to receive a distribution of the vested shares.

Performance Metrics and Earnout

The earnout for each performance period is determined by evaluating actual region and practice performance, using pre-defined metrics, for the full 3-year performance period.  Baselines for each metric will be established at the beginning of each performance period by the Committee and will vary by region and practice corresponding to the region and practice of each respective participant.  The baseline will be determined by recording the metric applicable to the prior calendar year (year ending December 31).

For grants under the Program covering the performance period beginning January 1, 2008 and ending December 31, 2010, two types of financial metrics will be used:

1.   Revenue Growth; and

2.   Net Operating Income (NOI) Percentage

Revenue Growth – Revenue growth is defined as the percentage change in revenue from the calendar year prior to the performance period of the Program through the third calendar year of the performance period.  Revenue will be defined as the amounts included in the published internal results applicable to each respective region and practice, as adjusted, if necessary, for practice-specific adjustments for the performance period that are excluded from the financials (e.g., for the effects of acquisitions and divestitures — see below).

Net Operating Income Percentage – The net operating income percentage will be defined as the cumulative annual amounts of NOI for each of the three calendar years in the performance period divided by total Revenue for the same period.  All amounts will be derived from published internal results applicable to each respective region and practice, as adjusted, if necessary, for practice-specific adjustments for the performance period that are excluded from the financials (as above).

The financial metrics by region and practice are as follows:

Europe

Practice	Revenue Growth	NOI %
Benefits	15.76%	25.0%
HCG/WWDS	33.10%	15.0%
Investment	52.09%	30.0%
IFS	33.10%	20.0%
International - Global	24.23%*	12.5%
Business Services	19.10%	23.0%

*The practice must also generate more revenues each year for other practices than is generated by the International Practice for itself (to be measured each year, and a record maintained, by the International Practice).

North America

Practice	Revenue Growth	NOI %
Benefits	17.76%	31.9%
Investment	72.80%	20.0%
Compensation	33.10%	20.0%
Growth	25.97%	25.3%

Earnout Schedule

At the end of the 3-year performance period, a sliding scale will be applied if the performance measures are not met.  For achievement of less than 90% of either applicable performance metric, no vesting will occur.  For achievement of at least 90% of both performance metrics, but not 100% of both, the vesting percentage will be equal to the lower of the two achievement percentages (rounded down to the nearest 1/10th of a percentage point).

If at least 100% of both performance metrics are achieved, vesting will occur at 100%.

Notwithstanding the foregoing, however, a participant will not be entitled to payment and vesting will not be deemed to have occurred with respect to that particular participant unless the participant has achieved a minimum assessed performance bonus in each of the three years (i.e., before applying the bonus funding percentage for the participant’s region and practice) equivalent to Performance Grade 4 (Strong Performance) with an assessed bonus between 90% and 100% of the participant’s target bonus.

In performance periods where acquisitions occur:

Revenue at the start of the performance period will be increased by the revenue generated by the acquired company during the annual period preceding the acquisition. In the event an acquisition occurs after the first day of the performance period, the acquisition revenue from the calendar year preceding the acquisition will be discounted, using Watson Wyatt’s revenue growth rate, from the calendar year preceding the acquisition to the beginning of the performance period. In addition, the revenue to be counted for the acquired company in the year of acquisition will be adjusted to be representative of a full year’s revenue.  Acquisition revenue for purposes of this adjustment will be based on the acquired company’s audited financials.  In the event audited financials are unavailable, revenue generated from the acquired company will be based on the acquired company’s internal financials as compiled in a fashion consistent with those financials used to perform the valuation in connection with the purchase price.

The revenue growth and NOI percentage calculations will be calculated on a constant currency basis.

Dividend Equivalents

Participants will be entitled to the crediting of dividend equivalents during the 3-year performance period.  Dividend equivalents shall be credited at the same time, and in the same manner, and shall vest as specified in Section 4.1 of the Company’s 2001 Deferred Stock Unit Plan for Selected Employees.

Termination Provisions

Performance shares granted to a participant whose employment terminates prior to the scheduled vesting date on account of the participant’s death, or permanent disability (permanent disability to be determined pursuant to the terms of the Company’s tax-qualified pension plan in the U.S.) shall vest as if the participant remained employed through the scheduled payment date.  Performance shares granted to a participant whose employment terminates prior to the scheduled payment date on account of retirement (determined pursuant to the terms of the Company’s qualified pension plan in the U.S.) shall vest as the Committee may determine, in its sole discretion and on a case-by-case basis.  Performance shares granted to a participant whose employment terminates prior to the payment date for reasons other than death, permanent disability or retirement will not vest and shall be forfeited; provided, however, that the Committee may determine, in its sole discretion and on a case-by-case basis, to permit some or all of such participant’s performance shares to vest.

Change in Control or Capitalization

A change in control or capitalization (merger, consolidation, reorganization, stock split, acquisition, etc.) may affect the value of performance shares granted, earnout of vested performance shares or other provisions of the Program.  To assure fair and equitable treatment of participants in the event of such a change in control or capitalization, the Committee, at its discretion, may make changes to grants and/or vesting that is consistent with the Change in Control and Change in Capitalization provisions described in the 2001 Deferred Stock Unit Plan for Selected Employees.  Under these circumstances, the Committee may make appropriate adjustments to the number of performance shares granted for any performance period, accelerate the vesting of any performance shares granted, or provide for payment in cash in lieu of shares.